Exhibit 99.1

Cross Country Healthcare to Present at Barclays Global Healthcare Conference

BOCA RATON, Fla.--(BUSINESS WIRE)--February 28, 2013--Cross Country Healthcare, Inc. (Nasdaq:CCRN) announced today that it is scheduled to make a presentation on Thursday, March 14, 2013, at 10:15 a.m. Eastern Time at the Barclays Capital Global Healthcare Conference being held at the Lowes Miami Hotel on Miami Beach, Florida.

Cross Country Healthcare’s presentations will be webcast and accessible to the public online via the Company’s website at www.crosscountryhealthcare.com. Replays will be available for 180 days after the presentation at the Barclays Conference. Through this link, visitors will be able to access the Company’s presentations made by Joseph A. Boshart, President and Chief Executive Officer of Cross Country Healthcare, Inc., who will provide an overview of Cross Country Healthcare’s business and prospects.

About Cross Country Healthcare

Cross Country Healthcare, Inc. is a leader in healthcare staffing with a primary focus on providing nurse, allied and physician (locum tenens) staffing services and workforce solutions to the healthcare market. The Company believes it is one of the top two providers of nurse and allied staffing services, one of the top four providers of temporary physician staffing services, and one of the top five providers of retained physician and healthcare executive search services. The Company also is a leading provider of education and training programs specifically for the healthcare marketplace. On a company-wide basis, Cross Country Healthcare has approximately 4,000 contracts with hospitals and healthcare facilities, and other healthcare organizations to provide our staffing services and workforce solutions. Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

CONTACT:
Cross Country Healthcare, Inc.
Howard A. Goldman, 877-686-9779
Director/Investor & Corporate Relations
hgoldman@crosscountry.com